Hatteras Financial Corp. Announces First Quarter 2009

Financial Results

For Immediate Release

WINSTON SALEM, N.C. – April 28, 2009 – Hatteras Financial Corp. (NYSE: HTS) (“Hatteras” or the “Company”) today announced financial results for the quarter ended March 31, 2009.

First Quarter 2009 Highlights

•	GAAP net income of $1.07 per diluted share, compared to $0.73 per diluted share in the fourth quarter of 2008

•	Net return on average equity of 19.8%, compared to 15.5% in the fourth quarter

•	Declared a $1.05 per common share dividend

•	Average net interest spread of 2.81%, compared to 2.05% in the fourth quarter

•	Quarter end book value per share of $22.20, compared to $20.35 at the end of the fourth quarter

•	The annualized rate of scheduled and unscheduled principal repayments and prepayments increased to 12.4% versus 7.8% for the fourth quarter fiscal 2008

First Quarter 2009 Results

During the first quarter of 2009, Hatteras earned $1.07 per diluted share on net income of $38.8 million, compared to $0.73 per diluted share on net income of $20.7 million during the fourth quarter of 2008. Expenses for the fourth quarter, however, reflected a one-time expense associated with a repurchase agreement default by Lehman Brothers Inc. for $6.1 million. Excluding this expense, the Company would have earned $26.7 million, or $0.94 per diluted share, for that quarter. The quarter-over-quarter increase in net income was generally the result of having a higher interest rate spread and more earning assets for the first quarter of 2009 as compared to the fourth quarter of 2008.

Net interest income for the quarter ended March 31, 2009, was $41.8 million, compared to $29.4 million for the quarter ended December 31, 2008. The Company’s average earning assets increased to $5.5 billion from $5.0 billion in the previous quarter, and the net interest margin increased to 2.81% for the first quarter of 2009 from 2.05% in the fourth quarter of 2008, largely due to a drop in short-term funding costs. Repurchase agreement (repo) rates declined during the first quarter as global credit issues eased, causing LIBOR and other lending rates to decrease. The Company incurred $3.0 million of operating expenses in the first quarter, compared to $2.6 million during the fourth quarter. This increase was largely due to an increase in the management fee resulting from a larger equity base.

The Company’s portfolio, consisting of Fannie Mae and Freddie Mac guaranteed mortgage securities (agency securities), increased to $5.9 billion at March 31, 2009, compared to $5.2 billion at the end of the previous quarter. The portfolio’s weighted average coupon was 5.18% for the first quarter of 2009, compared to 5.28% for the fourth quarter of 2008. The annualized yield on average assets was 4.90% for the first quarter, compared to 5.05% for the fourth quarter, and the annualized cost of funds on the average liabilities (including hedges) was 2.09%, compared to 3.00% in the fourth quarter. This resulted in an average interest rate spread of 2.81% for the quarter ended March 31, 2009, an increase of 76 basis points from the quarter ended December 31, 2008. The higher interest rate spread, despite the lower asset yield, was primarily the result of lower financing costs.

“We continued to grow our balance sheet throughout the first quarter, maintaining the very selective stance we adopted earlier this year when we saw MBS prices were being pushed higher by low funding costs and government actions,” said Michael Hough, the Company’s Chief Executive Officer. “Given the market dynamics, we are very pleased with our performance and the execution of our focused asset/liability strategy. Some mortgage rates recently have fallen to much lower levels than have been previously available. Although the pace of refinancing and prepayments remained low during the quarter, we expect it to increase somewhat in the near future, the impediments to refinancing for some notwithstanding. For the first time in a while, the mortgage yield curve is positively sloped, as hybrid ARM rates have declined more than fixed rates. We believe this should drive an increase in hybrid ARM originations going forward.”

Mr. Hough added, “While yields have fallen in the agency securities market, so too has the cost of financing, with short-term repo rates and term swap rates reaching all-time low levels during the quarter and fostering especially generous net interest margin opportunities. We will continue to strategically invest in agency securities and finance and hedge in a way designed to both enhance return on equity and protect book value. We are focused on providing an attractive, non-correlated income stream for our shareholders in this very unusual economic environment.”

Dividend

Hatteras declared common dividends of $1.05 per share with respect to the three months ended March 31, 2009, up from $1.00 per share with respect to the quarter ended December 31, 2008. Using the March 31, 2009, closing share price of $24.99, the Company’s stock realized an annualized dividend yield of 16.8% during the first quarter of 2009.

Portfolio

The $5.9 billion portfolio of agency MBS at March 31, 2009, consisted of 20.4% hybrid ARMs with 36 or fewer months to reset, 54.3% hybrid ARMs with 37 to 60 months to reset and 25.3% hybrid ARMs with 61 to 85 months to reset. Of this total portfolio, 64.9% are supported by Fannie Mae, and 35.1% are supported by Freddie Mac. At March

31, 2009, the weighted-average term to the next interest rate reset date was approximately 48 months, not adjusting for repayments.

During the first quarter of 2009, the expense of amortizing the premium on our agency securities was $3.0 million, compared to $1.7 million during the fourth quarter of 2008, reflecting both the larger portfolio size and faster principal prepayments. The weighted-average principal repayment rate (scheduled and unscheduled principal payments as a percentage of the weighted-average portfolio, on an annual basis) during the first quarter of 2009 was 12.4%, compared to 7.8% during the fourth quarter of 2008, reflecting some seasoning of our portfolio and mortgage refinancing becoming available at lower rates.

At March 31, 2009, the estimated yield on the portfolio was 4.90%, based on a weighted-average coupon of 5.19% and average amortized cost of $101.34 per $100 of face value. Hatteras seeks to maintain a low average dollar price on its securities, as a way to assure that the estimation of amortization expense will be more predictable.

Portfolio Financing and Leverage

At March 31, 2009, Hatteras had financed its portfolio with approximately $5.3 billion of borrowings under repurchase agreements bearing fixed interest rates until maturity. The Company’s debt-to-shareholders’ equity ratio at March 31, 2009, was 6.5 to 1. These repurchase agreements had a weighted-average term of approximately 2.5 months. Of the total repo borrowings, $500 million were longer term, with an average term of 19 months. The Company also uses interest rate swap agreements to synthetically extend the fixed interest period of these liabilities and hedge against the interest rate risk associated with financing the Company’s portfolio. At March 31, 2009, the Company had entered into interest rate swaps with a notional amount of $2.0 billion. The swap agreements, which are indexed to the 30-day LIBOR, have an average remaining term of 31 months at an average fixed rate of 2.87%.

Book Value

The Company’s book value (shareholders’ equity) per common share on March 31, 2009, was $22.20, up $1.85, or 9.1%, from the December 31, 2008, per share book value of $20.35. The increase in book value during the quarter represents the combination of an increase in the value of its agency securities and relative stability in the value of its interest rate swap positions. Primarily, lower yields on U.S. Treasury securities, along with the U.S. government directly buying agency securities, increased the value of the Company’s agency securities.

Conference Call

The Company will host a conference call at 10:00 a.m. EDT on April 29, 2009, to discuss financial results for the first quarter ended March 31, 2009. To participate in the event by telephone, please dial (800) 860-2442 five to 10 minutes prior to the start time (to allow time for registration) and reference the conference passcode 429817. International callers should dial (412) 858-4600. A digital replay of the call will be available on Wednesday,

April 29 at approximately 2:00 p.m. EDT through Thursday, May 7 at 9 a.m. EDT. Dial (877) 344-7529 and enter the conference ID number 429817. International callers should dial (412) 317-0088 and enter the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed at Hatteras’ Web site at www.hatfin.com. To monitor the live webcast, please visit the Web site at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. An audio replay of the event will be archived on Hatteras’ Web site.

About Hatteras Financial Corp.

Hatteras Financial is a real estate investment trust formed in 2007 to invest in adjustable-rate and hybrid adjustable-rate single-family residential mortgage pass-through securities guaranteed or issued by U.S. Government agencies or U.S. Government-sponsored entities, such as Fannie Mae, Freddie Mac or Ginnie Mae. Based in Winston-Salem, N.C., Hatteras is managed and advised by Atlantic Capital Advisors LLC. Hatteras is a component of the Russell 2000® and the Russell 3000® indices.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include the risk factors discussed in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Accordingly, there is no assurance that the Company’s expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

For Information:

Kenneth A. Steele, Chief Financial Officer

Hatteras Financial Corp.

(336) 760-9331

Mark Collinson, Partner

CCG Investor Relations

(310) 954-1343

www.ccgir.com

Hatteras Financial Corp.

Phone (336) 760-9331

Fax (336) 760-9391

110 Oakwood Drive, Ste 340

Winston-Salem, NC 27103

www.hatfin.com

– Financial Tables Follow –

Table 1

Hatteras Financial Corp.

Balance Sheets

(In thousands, except per share data)

	March 31, 2009	December 31, 2008
Assets	(Unaudited)

Mortgage-backed securities, at fair value
(including pledged assets of $5,577,775 and $4,829,671 at March 31, 2009	$5,945,637	$5,107,074
and December 31, 2008, respectively)
Unsettled purchased mortgage-backed securities, at fair value	384,094	104,656
Cash and cash equivalents	80,762	143,717
Restricted cash	69,604	66,727
Accrued interest receivable	33,624	28,455
Principal payments receivable	29,827	8,788
Interest rate hedge asset	–	131
Other assets	472	778

Total assets	$6,544,020	$5,460,326

Liabilities and shareholders’ equity
Repurchase agreements	$5,250,382	$4,519,435
Payable for unsettled securities	383,614	104,467
Accrued interest payable	3,093	8,626
Interest rate hedge liability	63,725	62,822
Dividend payable	38,002	26,777
Accounts payable and other liabilities	1,629	1,912

Total liabilities	5,740,445	4,724,039

Shareholders’ equity:
Preferred stock, $.001 par value, 10,000 shares authorized, none outstanding at March 31, 2009 and December 31, 2008	–	–
Common stock, $.001 par value, 100,000 shares authorized, 36,192 and 36,186 shares issued and outstanding at March 31, 2009 and December 31, 2008, respectively	36	36
Additional paid-in capital	769,378	769,159
Accumulated deficit	(1,980)	(2,787)
Accumulated other comprehensive (loss)/income	36,141	(30,121)

Total shareholders’ equity	803,575	736,287

Total liabilities and shareholders’ equity	$6,544,020	$5,460,326

Table 2

Hatteras Financial Corp.

Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	Three months	Three months
	Ended	Ended
	March 31, 2009	March 31, 2008
Interest income:
Interest income on mortgage-backed securities	$67,655	$25,510
Interest income on short-term cash investments	180	537

Interest income	67,835	26,047

Interest expense	25,996	16,387

Net interest income	41,839	9,660

Operating expenses:
Management fee	2,161	927
Share based compensation	311	304
General and administrative	559	114

Total operating expenses	3,031	1,345

Net income	$38,808	$8,315

Earnings per share—common stock, basic and diluted	$1.07	$0.71

Dividends per share	$1.05	$0.34

Weighted average shares outstanding	36,190	11,740

Table 3

Key Statistics

(Amounts are unaudited and subject to change)

(in thousands, except per share amounts)
	Three months ended (unaudited)

	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008
Statement of Income Data
Interest income	$67,835	$63,402	$65,477	$43,446	$26,047
Interest Expense	(25,996)	(34,020)	(33,251)	(20,823)	(16,387)

Net Interest Income	41,839	29,382	32,226	22,623	9,660

Operating Expenses	(3,031)	(2,641)	(2,506)	(2,222)	(1,345)

Provision for Claim Receivable	—	(6,048)	—	—	—

Net Income	$38,808	$20,693	$29,720	$20,401	$8,315

Earnings per common share -basic and diluted	$1.07	$0.73	$1.11	$0.88	$0.71

Weighted average shares outstanding	36,190	28,516	26,777	23,109	11,740

Dividends per common share	$1.05	$1.00	$1.05	$1.10	$0.34

Key Portfolio Statistics
Average MBS	$5,524,133	$5,004,721	$5,141,952	$3,382,343	$1,952,718
Average Repurchase Agreements	$4,985,718	$4,531,698	$4,678,382	$3,083,103	$1,779,171
Average Equity	$785,979	$533,214	$549,310	$508,338	$271,477
Average Portfolio Yield	4.90%	5.05%	5.08%	5.03%	5.23%
Average Cost of Funds	2.09%	3.00%	2.84%	2.70%	3.68%
Interest Rate Spread	2.81%	2.05%	2.24%	2.33%	1.55%
Return on Average Equity	19.75%	15.52%	21.64%	16.05%	12.26%
Average Annual Portfolio Repayment Rate	12.36%	7.84%	8.46%	12.57%	15.61%
Debt to Equity (at period end)	6.5:1	6.1:1	8.7:1	7.8:1	8.3:1

Note: The average data presented above are computed from the Company’s books and records, using daily weighted values. All percentages are annualized.

Table 4

Mortgage-backed Securities Portfolio as of March 31, 2009

(Amounts are unaudited and subject to change)

(dollars in Thousands)	MBS Amortized Cost	Gross Unrealized Loss	Gross Unrealized Gain	Estimated Fair Value	% of Total
Agency MBS
Fannie Mae Certificates	$3,790,143	$(136)	$71,157	$3,861,164	64.9%
Freddie Mac Certificates	2,056,328	(3,121)	31,266	2,084,473	35.1%

Total MBS	$5,846,471	$(3,257)	$102,423	$5,945,637

(dollars in thousands) Months to Reset	% of Portfolio	Current Face value	Weighted Avg. Coupon	Weighted Avg. Amortized Purchase Price	Market Value
0-36	20.4%	$1,186,209	4.93%	$101.65	$1,211,701
37-60	54.3%	3,123,287	5.25%	101.29	3,228,528
61-85	25.3%	1,459,739	5.29%	101.19	1,505,408

Total MBS	100.0%	$5,769,235	5.19%	$101.34	$5,945,637

Table 5

Repo Borrowings March 31, 2009

(Amounts are unaudited and subject to change)

	March 31,2008
(dollars in thousands)	Balance	Weighted Average Contractual Rate
Within 30 days	$4,750,382	0.78%
30 days to 3 months	—	—
3 months to 36 months	500,000	3.15%

	$5,250,382	1.00%

Repurchase Lines Outstanding as of March 31, 2009

(Amounts are unaudited and subject to change)

Repurchase Agreement Counterparties	Amount Outstanding ($000s)	Percent of Total Amount Outstanding
Bank of America Securities, LLC	$574,609	11.0%
South Street Securities LLC	511,287	9.8%
Citigroup Global Markets Inc.	500,000	9.5%
Deutsche Bank Securities Inc.	485,262	9.2%
Credit Suisse Securities (USA) LLC	469,845	8.9%
BNP Paribas Securities Corp	442,344	8.4%
Barclays Capital Inc.	403,232	7.7%
Cantor Fitzgerald & Co.	386,951	7.4%
MF Global Inc.	339,329	6.5%
Greenwich Capital Markets, Inc.	258,159	4.9%
LBBW Securities LLC	253,492	4.8%
Mizuho	238,779	4.5%
Daiwa Securities America Inc.	230,345	4.4%
ING Financial Markets LLC	156,748	3.0%

Total	$5,250,382	100.0%

Table 6

Hatteras Swap Portfolio as of March 31, 2009

(Amounts are unaudited and subject to change)

Maturity	Notional Amount ($000s)	Remaining Term in Months	Fixed Interest Rate in Contract
Over 12 months to 24 months	800,000	20	3.25%
Over 24 months to 36 months	600,000	29	3.39%
Over 36 months to 48 months	300,000	45	1.80%
Over 48 months to 60 months	300,000	54	1.90%

Total	$2,000,000	31	2.87%